Exhibit 99.1
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Michael Russell, 419.627.2233
https://ir.cedarfair.com	Media Contact: Gary Rhodes, 704.249.6119

SIX FLAGS ENTERTAINMENT CORPORATION REPORTS 2024 SECOND QUARTER PRE-MERGER RESULTS FOR LEGACY CEDAR FAIR AND LEGACY SIX FLAGS

•Merger integration proceeding well with early strategic initiatives already implemented to improve the guest experience and provide consistency across park operations
CHARLOTTE, N.C. (Aug. 8, 2024) -- Six Flags Entertainment Corporation (NYSE: FUN), the largest regional amusement park operator in North America, today announced financial results for standalone legacy Cedar Fair and standalone legacy Six Flags for the quarter ended June 30, 2024. The merger of legacy Cedar Fair and legacy Six Flags occurred on July 1, 2024, after the second quarter close.
Legacy Cedar Fair Second Quarter Highlights(1)
•53 net additional operating days compared to Q2-2023.
•    Net revenues totaled a record $572 million, an increase of 14%, or $71 million.
•    Including $11 million of merger and integration-related costs, net income totaled $56 million, an increase of 4%, or $2 million, and net income margin, calculated as net income divided by net revenues, was 9.7%.
•    Legacy Cedar Fair Adjusted EBITDA(2) totaled $205 million, an increase of 36%, or $54 million, and Legacy Cedar Fair Adjusted EBITDA Margin(2) was 35.9%.
•    Attendance totaled a record 8.6 million guests, an increase of 17%, or 1.2 million guests.
•    In-park per capita spending(3) was $59.54, a decrease of 3%.
•    Out-of-park revenues(3) totaled a record $73 million, an increase of 17%, or $11 million.
Legacy Six Flags Second Quarter Highlights(a)
•58 net fewer operating days compared to Q2-2023.
•    Total revenue was $438 million, a decrease of 1%, or $5 million.
•    Including $1 million of merger-related costs, net income attributable to legacy Six Flags totaled $34 million, an increase of 66%, or $14 million, and net income margin, was 7.8%.
•    Legacy Six Flags Adjusted EBITDA(b) totaled $138 million, a decrease of 14%, or $23 million, and Legacy Six Flags Modified EBITDA Margin(b) was 36.9%.
•    Attendance totaled 6.9 million guests, a decrease of 2%, or 155,000 guests.
•    Total guest spending per capita(c) was $61.22, an increase of 1%.
•    Admissions revenue per capita(c) was $32.99, a decrease of 2%.
•    In-park spending per capita(c) was $28.23, an increase of 5%.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 SECOND QUARTER PRE-MERGER RESULTS FOR LEGACY COMPANIES
August 8, 2024

Management Commentary
“I am extremely pleased with the second quarter performance of the legacy Cedar Fair portfolio, which produced record levels of attendance and net revenues, and generated a 570-basis-point lift in Legacy Cedar Fair Adjusted EBITDA Margin(2) in the quarter,” said Six Flags Entertainment Corporation President and CEO Richard A. Zimmerman. “This performance is a continuation of the strong momentum we built over the past three quarters and underscores the strong guest demand driven by the successful execution of our strategic plans and initiatives. While weather conditions have negatively impacted demand trends in July, we are confident that the combined portfolio is well positioned to deliver a strong full-year performance in 2024.”
Zimmerman continued, “Since completing the merger on July 1, we have quickly implemented initial integration plans to start to realize the meaningful synergy and growth opportunities now available to us. The merits and strategic rationale of the merger remain clear, and we are focused on pursuing its benefits and unlocking the full potential of our combined organization. We have a highly diversified footprint with geographic scale never before seen in the regional amusement parks space. Our balance sheet is strong with ample liquidity, and we are well positioned to deliver value to our shareholders and customers. In the near term, we are focused on advancing our strategic initiatives and instilling our core operating principles across our portfolio to tap into the tremendous potential we believe exists in the combination of these iconic portfolios of assets.”
Legacy Cedar Fair Results for Second Quarter 2024 to Second Quarter 2023
There were 789 operating days in the second quarter of 2024 compared with 736 operating days in the second quarter of 2023. The increase was primarily related to a fiscal calendar shift that resulted in 86 additional operating days, which was somewhat offset by fewer planned operating days during the quarter at some of the seasonal parks.
For the quarter ended June 30, 2024, net revenues for legacy Cedar Fair totaled $572 million on attendance of 8.6 million guests, compared with net revenues of $501 million on attendance of 7.4 million guests in the second quarter of 2023. The increase in net revenues reflects the impact of a 17%, or 1.2 million-visit, increase in attendance and a 17%, or $11 million, increase in out-of-park revenues(3), offset in part by the impact of a 3%, or $1.92, decrease in in-park per capita spending(3). The increase in attendance during the current quarter was primarily driven by the calendar shift in the current quarter, higher season pass sales, and increased general demand at the parks with significant marketable capital projects this year. The increase in out-of-park revenues(3) reflects the impact of the calendar shift in the current quarter, as well as additional sponsorship revenues and increased revenues from the Knott’s Hotel following a recent renovation. The decrease in second quarter in-park per capita spending(3) was primarily attributable to a planned decrease in season pass pricing and a higher mix of season pass visitation, partially offset by improved in-park per capita spending(3) for food and beverage and extra charge attractions.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 SECOND QUARTER PRE-MERGER RESULTS FOR LEGACY COMPANIES
August 8, 2024

Operating costs and expenses in the second quarter of 2024 increased $35 million compared with the second quarter last year. The increase in operating costs and expenses was the result of a $26 million increase in SG&A expenses, a $5 million increase in operating expenses, and a $5 million increase in cost of goods sold. The increase in SG&A expenses was primarily attributable to $11 million of merger and integration-related costs, an increase in equity-based compensation expense as a result of improved performance expectations, and the impact of the fiscal calendar shift in the current quarter. The increase in operating expenses was entirely due to the calendar shift. Meanwhile, cost of goods sold as a percentage of food, merchandise and games revenue decreased 170 basis points compared with last year’s second quarter, the result of both planned cost reductions and higher pricing.
Depreciation and amortization expense in the second quarter of 2024 totaled $57 million, up $9 million compared to the second quarter of 2023, as a result of the additional planned operating days in the current period. There was also a loss on impairment/retirement of fixed assets of $4 million during the second quarter of 2024, compared with a loss of $7 million in the second quarter of 2023.
After the items noted above, 2024 second quarter operating income for legacy Cedar Fair was $123 million compared with $94 million in last year’s second quarter.
Interest expense for the quarter totaled $40 million, an increase of $3 million from the prior-year second quarter, as a result of the refinancing events during the current period. The refinancing events also resulted in a loss on early debt extinguishment of $6 million during the period. During the second quarter, legacy Cedar Fair also recognized a $2 million net charge to earnings for foreign currency gains and losses related to the remeasurement of U.S. dollar denominated notes to the Canadian entity’s functional currency, compared with an $11 million net benefit to earnings in the comparable period in 2023.
During the second quarter of 2024, legacy Cedar Fair recorded a provision for taxes of $20 million to account for publicly traded partnership taxes and income taxes on its corporate subsidiaries, compared to a provision for taxes of $14 million in the second quarter of 2023. The increase in the provision for taxes was primarily attributable to higher pretax income from legacy Cedar Fair’s taxable subsidiaries in the current period.
After the items above, net income for legacy Cedar Fair was $56 million, or $1.08 per diluted LP unit, for the second quarter of 2024. This compares to a 2023 second quarter net income of $54 million, or $1.04 per diluted LP unit.
For the 2024 second quarter, Legacy Cedar Fair Adjusted EBITDA(2), which management believes is a meaningful measure of legacy Cedar Fair’s park-level operating results, totaled $205 million, compared with Legacy Cedar Fair Adjusted EBITDA(2) of $151 million for the second quarter of 2023. The increase in the current year quarter was primarily the result of the increase in attendance as a result of the fiscal calendar shift, higher season pass base,
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 SECOND QUARTER PRE-MERGER RESULTS FOR LEGACY COMPANIES
August 8, 2024

and increased general demand associated with marketable new product. See the attached table for a reconciliation of net income to Legacy Cedar Fair Adjusted EBITDA(2).
Legacy Cedar Fair Results for Second Quarter 2024 vs. Three Months Ended July 2, 2023
As previously noted, the results for the second quarter of 2024 included additional operating days due to a fiscal calendar shift. On a same-week basis, or comparing the three months ended June 30, 2024, with the three months ended July 2, 2023, net revenues for legacy Cedar Fair would have increased 3%, or $14 million, and attendance would have increased 4%, or 368,000 visits. Meanwhile, out-of-park revenues(3) would have been up 6%, or $4 million, and in-park per capita spending(3) would have been down 3%, or $1.62. On a same-week basis, operating costs and expenses would have increased $15 million, or 4%, as a result of a $23 million increase in SG&A expenses offset by a $9 million decrease in operating expenses and flat cost of goods sold. Depreciation and amortization would have increased by $4 million, or 8%. The fluctuations in loss on impairment / retirement of fixed assets, interest expense, loss on early debt extinguishment, foreign currency loss (gain), and provision for taxes on a same-week basis were not materially impacted by the calendar shift in the current period. After these items, net income for legacy Cedar Fair on a same-week basis would have decreased $29 million, or 34%.
Legacy Cedar Fair Balance Sheet and Liquidity Highlights
Deferred revenues on June 30, 2024, including non-current deferred revenue, totaled $289 million, compared with $283 million of deferred revenues on June 25, 2023. The $6 million increase was due to strong sales of advance purchase products, including sales of season passes which were up 3%, or $8 million, through the end of the second quarter of 2024.
As of June 30, 2024, legacy Cedar Fair had total liquidity of approximately $245 million, including cash on hand and available borrowings under its revolving credit facility. This compares to $172 million of total liquidity on June 25, 2023, and $345 million of total liquidity on Dec. 31, 2023. Legacy Cedar Fair Net debt(4) on June 30, 2024, calculated as total debt of $2.39 billion (before debt issuance costs) less cash and cash equivalents of $53 million, totaled $2.34 billion.
Legacy Six Flags Results for Second Quarter 2024 Compared to Second Quarter 2023
For the quarter ended June 30, 2024, total revenues for legacy Six Flags were $438 million on attendance of 6.9 million guests, compared with total revenues of $444 million on attendance of 7.1 million guests in the second quarter of 2023. The decrease in net revenues was attributable to a 2%, or 155,000-visit, decrease in attendance and a $9 million reduction in subscription revenue due to the steady attrition of legacy memberships. These decreases were partially offset by the impact of a 1%, or $0.46, increase in total guest spending per capita(c) and $1 million of incremental sponsorship revenue.
The decrease in second quarter attendance was primarily the result of fewer operating days during the period, as well as inclement weather in April and May, and the earlier timing of Easter in 2024 which shifted attendance into
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 SECOND QUARTER PRE-MERGER RESULTS FOR LEGACY COMPANIES
August 8, 2024

the first quarter this year. The increase in total guest spending per capita(c) was driven by a $1.26 increase in in-park spending per capita(c) offset partially by an $0.80 decrease in admissions revenue per capita(c). The decrease in admissions revenue per capita(c) reflects the impact of lower revenue from memberships beyond the initial 12-month commitment period, while the increase in in-park spending per capita(c) was largely driven by price increases, a surcharge on in-park transactions, and fewer in-park discounts. Excluding the impact of memberships beyond the 12-month commitment period, total guest spending per capita(c) for the quarter was up 3% compared to the prior-year second quarter.
Operating costs and expenses in the second quarter of 2024 totaled $281 million, compared to operating costs and expenses of $299 million during the second quarter of 2023. The $18 million decrease in operating costs and expenses was the result of a $12 million increase in operating expenses, offset by a $30 million decrease in SG&A expenses. The increase in operating costs was primarily driven by increased seasonal labor costs resulting from higher average seasonal wage rates and higher seasonal labor hours. The decrease in SG&A expenses reflects the impact of a $38 million self-insurance reserve adjustment(d) made in the second quarter of 2023, offset slightly by higher spending on advertising during the second quarter of 2024 compared to the second quarter last year.
Depreciation and amortization expense in the second quarter of 2024 totaled $29 million, which was comparable to the second quarter of 2023. There was also a loss on disposal of assets of $6 million during the second quarter of 2024, compared with a loss of $3 million in the second quarter of 2023.
After the items noted above, interest expense, loss on early debt extinguishment, income tax expense, and other charges, 2024 second quarter net income attributable to legacy Six Flags was $34 million, or $0.40 per share, compared to net income attributable to legacy Six Flags of $21 million, or $0.25 per share, in second quarter last year.
Legacy Six Flags Adjusted EBITDA(b) for the second quarter of 2024, which excludes merger-related transaction costs, was $138 million, versus Legacy Six Flags Adjusted EBITDA(b) of $161 million in the prior year second quarter, which excludes the self-insurance reserves estimate adjustment. The decrease in the current year quarter was primarily the result of the decreases in attendance and subscription revenue, as well as the higher operating costs in the quarter. See the attached table for a reconciliation of net income to Legacy Six Flags Adjusted EBITDA(b).
Legacy Six Flags Balance Sheet and Liquidity Highlights
Deferred revenues on June 30, 2024, totaled $191 million, compared to deferred revenues of $177 million on July 2, 2023. The $15 million, or 8%, increase was primarily due to improved sales of season passes. As of June 30, 2024, legacy Six Flags had total reported debt, including short-term borrowings and the current portion of long-term debt, of $2.75 billion, and cash or cash equivalents of $441 million. On July 1, 2024, Six Flags Entertainment Corporation repaid $165 million of aggregate principal of its 2025 senior secured notes, and on July 31, 2024, Six
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 SECOND QUARTER PRE-MERGER RESULTS FOR LEGACY COMPANIES
August 8, 2024

Flags Entertainment Corporation repaid $57 million of aggregate principal of legacy Six Flags’s 2024 senior unsecured notes.
July Update
Since the end of the second quarter, difficult weather conditions, including the impacts of Hurricane Beryl and record heat and rain across much of North America, have impacted demand at several parks. Based on preliminary results, attendance for the combined portfolio over the five-week period ended August 4, 2024, totaled 10.9 million visits, which was down 3% compared with combined attendance for the same five-week period last year. A majority of the attendance decline can be attributed to four parks where operations were either partially or entirely disrupted by macro events, including a utility disruption at Michigan’s Adventure, excessive flooding at Valleyfair, and the effects of Hurricane Beryl on the Galveston and Houston water parks. Excluding these four parks, attendance over the balance of the combined portfolio was down 1%, or approximately 150,000 visits.
“Although demand over the last few weeks has been affected by exogenous macro factors, we remain pleased with the broader attendance trends, largely supported by the robust season pass sales programs and strong group bookings,” said Zimmerman. “Based on the solid attendance patterns earlier in the year, as well as the strength of our advance purchase channels, we continue to believe the underlying demand for the entertainment value of our parks remains strong, which positions us well for the balance of 2024 and beyond,” concluded Zimmerman.
Conference Call
As previously announced, Six Flags Entertainment Corporation will host a conference call with analysts starting at 10 a.m. ET today, Aug. 8, 2024, to further discuss its recent financial performance. Participants on the call will include Six Flags Entertainment Corporation President and CEO Richard Zimmerman and Chief Financial Officer Brian Witherow.
Investors and all other interested parties can access a live, listen-only audio webcast of the call on the Six Flags Entertainment Corporation Investors website at https://investors.sixflags.com under the tabs Investor Information / Events & Presentations. Those unable to listen to the live webcast can access a recorded version of the call on the Six Flags Entertainment Corporation Investors website at https:// investors.sixflags.com under Investor Information / Events and Presentations, shortly after the live call’s conclusion.
A digital recording of the conference call will be available for replay by phone starting at approximately 1 p.m. ET on Thursday, August 8, 2024, until 11:59 p.m. ET, Thursday, August 15, 2024. To access the phone replay, in North America please dial (800) 770-2030; from international locations please dial +1 (609) 800-9909, followed by Conference ID 3720518.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 SECOND QUARTER PRE-MERGER RESULTS FOR LEGACY COMPANIES
August 8, 2024

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation (NYSE: FUN) is North America’s largest regional amusement-resort operator with 27 amusement parks, 15 water parks and nine resort properties across 17 states in the U.S., Canada and Mexico. Focused on its purpose of making people happy, Six Flags Entertainment Corporation provides fun, immersive and memorable experiences to millions of guests every year with world-class coasters, themed rides, thrilling water parks, resorts and a portfolio of beloved intellectual property including Looney Tunes®, DC Comics® and PEANUTS®.
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0 percent) of Cedar Fair, L.P.’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Cedar Fair’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Forward-Looking Statements
Some of the statements contained in this news release (including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that are not historical in nature are forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements as to our expectations, beliefs, goals and strategies regarding the future. Words such as “anticipate,” “believe,” “create,” “expect,” “future,” “guidance,” “intend,” “plan,” “potential,” “seek,” “synergies,” “target,” “will,” “would,” similar expressions, and variations or negatives of these words identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These forward-looking statements may involve current plans, estimates, expectations and ambitions that are subject to risks, uncertainties and assumptions that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct, that our growth and operational strategies will achieve the target results. Important risk factors that may cause such a difference and could adversely affect attendance at our parks, our future financial performance, and/or our growth strategies, and could cause actual results to differ materially from our expectations or otherwise to fluctuate or decrease, include, but are not limited to: general economic, political and market conditions; the impacts of pandemics or other public health crises, including the effects of government responses on people and economies; adverse weather conditions; competition for consumer leisure time and spending; unanticipated construction delays; changes in our capital investment plans and projects; anticipated tax treatment, unforeseen
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 SECOND QUARTER PRE-MERGER RESULTS FOR LEGACY COMPANIES
August 8, 2024

liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the Combined Company’s operations; failure to realize the anticipated benefits of the merger, including difficulty in integrating the businesses of legacy Six Flags and legacy Cedar Fair; failure to realize the expected amount and timing of cost savings and operating synergies related to the merger; legislative, regulatory and economic developments and changes in laws, regulations, and policies affecting the Combined Company; acts of terrorism or outbreak of war, hostilities, civil unrest, and other political or security disturbances; and other factors we discuss under the heading “Risk Factors” within Part II, Item 1A of our Quarterly Report on Form 10-Q, in legacy Cedar Fair’s Annual Report on Form 10-K, in legacy Six Flags’ Annual Report on Form 10-K and in the other filings we make from time to time with the SEC. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this document and are based on information currently and reasonably known to us. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the publication of this document.
Footnotes for Legacy Cedar Fair Results:
(1) The legacy Cedar Fair financial information was prepared using the accounting policies, classifications and key performance metrics for legacy Cedar Fair. Management is in the process of performing a comprehensive review of each entity’s accounting policies and classifications which will be aligned under the accounting policies of the accounting acquirer, legacy Cedar Fair, when presenting combined financial results in future periods.
(2) Legacy Cedar Fair Adjusted EBITDA and Legacy Cedar Fair Adjusted EBITDA Margin are not measurements computed in accordance with generally accepted accounting principles (GAAP). For additional information regarding Legacy Cedar Fair Adjusted EBITDA and Legacy Cedar Fair Adjusted EBITDA Margin, including how legacy Cedar Fair defines and uses these measures, see the attached reconciliation table and related footnotes.
(3) In-park per capita spending and out-of-park revenues are non-GAAP financial measures. See the attached reconciliation table and related footnote for the calculations of in-park per capita spending and out-of-park revenues for legacy Cedar Fair. These metrics are used by management as major factors in significant operational decisions as they are primary drivers of financial and operational performance, measuring demand, pricing, and consumer behavior.
(4) Legacy Cedar Fair Net Debt is a non-GAAP financial measure. See the attached reconciliation table and related footnote for the calculation of Legacy Cedar Fair Net Debt. This is a meaningful measure used by legacy Cedar Fair and investors to monitor leverage, and management believes it is meaningful for this purpose.
Footnotes for Legacy Six Flags Results:
(a) The legacy Six Flags financial information was prepared using the accounting policies, classifications and key performance metrics for legacy Six Flags. Management is in the process of performing a comprehensive review of each entity’s accounting policies and classifications which will be aligned under the accounting policies of the accounting acquirer, legacy Cedar Fair, when presenting combined financial results in future periods.
(b) Legacy Six Flags Adjusted EBITDA and Legacy Six Flags Modified EBITDA Margin are not measurements computed in accordance with generally accepted accounting principles (GAAP). For additional information regarding Legacy Six Flags Adjusted EBITDA and Legacy Six Flags Modified EBITDA Margin, including how legacy Six Flags defined and used these measures, see the attached reconciliation table and related footnotes.
(c) Legacy Six Flags used certain per capita metrics to measure the performance of its business on a per guest basis and believed these were meaningful metrics as they assist in comparing legacy Six Flags operating performance on a consistent basis, make it easier to compare legacy Six Flags results with those of other companies in the industry, and
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 SECOND QUARTER PRE-MERGER RESULTS FOR LEGACY COMPANIES
August 8, 2024

allows investors to review performance in the same manner as legacy Six Flags management. These per capita metrics differ from the similarly titled measures presented by legacy Cedar Fair, including in-park per capita spending.
-    Total guest spending per capita is the total revenue generated from guests, on a per guest basis, through admissions and in-park spending. Total guest spending per capita is calculated by dividing the sum of park admissions revenue and park food merchandise and other revenue by total attendance.
-    Admissions revenue per capita is the total revenue generated from guests, on a per guest basis, to enter the legacy Six Flags parks. Admissions revenue per capita is calculated by dividing park admission revenue by total attendance.
-    In-park spending per capita is the total revenue generated from guests, on a per guest basis, on items sold within legacy Six Flags parks, such as food and beverages, games and merchandise. In-park spending per capita is calculated by dividing park food, merchandise and other revenue by total attendance.
(d) Self-insurance reserves are periodically reviewed for changes in facts and circumstances and adjustments are made as necessary. During the second quarter of 2023, legacy Six Flags revised the estimate of its ultimate loss indications for both identified claims and incurred but not reported (“IBNR”) claims in connection with its general liability and worker’s compensation self-insurance reserves. The increase in the revised estimate was based on greater than previously estimated reserve adjustments on certain identified claims, as well as an observed pattern of increasing litigation and settlement costs and changes to key actuarial assumptions utilized in determining estimated ultimate losses, including loss development factors. The change in estimate resulted in an increase to “selling, general and administrative expense” in legacy Six Flags’ condensed consolidated statements of operation of $38 million during the three months ended July 2, 2023.

This news release and prior releases are available under the News tab at https://investors.sixflags.com
- more -
(financial tables follow)
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 SECOND QUARTER PRE-MERGER RESULTS FOR LEGACY COMPANIES
August 8, 2024

LEGACY (FORMER) CEDAR FAIR, L.P. FINANCIAL RESULTS

LEGACY (FORMER) CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three months ended		Six months ended
	June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023
Net revenues:
Admissions	$267,115	$242,549	$312,556	$282,078
Food, merchandise and games	210,024	179,664	248,882	211,728
Accommodations, extra-charge products and other	94,477	78,769	111,793	91,730
	571,616	500,982	673,231	585,536
Costs and expenses:
Cost of food, merchandise, and games revenues	53,258	48,632	64,869	59,013
Operating expenses	241,065	236,410	383,003	369,750
Selling, general and administrative	92,958	67,048	154,382	113,513
Depreciation and amortization	57,015	48,094	67,327	61,775
Loss on impairment / retirement of fixed assets, net	4,121	7,125	6,735	10,761
	448,417	407,309	676,316	614,812
Operating income (loss)	123,199	93,673	(3,085)	(29,276)
Interest expense	40,040	37,366	74,736	69,495
Loss on early debt extinguishment	5,911	—	5,911	—
Loss (gain) on foreign currency	1,805	(10,683)	7,045	(6,684)
Other income	(320)	(237)	(657)	(678)
Income (loss) before taxes	75,763	67,227	(90,120)	(91,409)
Provision (benefit) for taxes	20,210	13,663	(12,206)	(10,427)
Net income (loss)	55,553	53,564	(77,914)	(80,982)
Net income (loss) allocated to general partner	—	—	(1)	(1)
Net income (loss) allocated to limited partners	$55,553	$53,564	$(77,913)	$(80,981)
Net income (loss) margin(1)	9.7%	10.7%	(11.6)%	(13.8)%
(1)    Net income (loss) margin is calculated as net income (loss) divided by net revenues.

LEGACY (FORMER) CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	June 30, 2024	June 25, 2023
Cash and cash equivalents	$52,858	$49,179
Total assets	$2,347,830	$2,316,418
Long-term debt, including current maturities:
Revolving credit loans	$88,000	$157,000
Term debt	982,819	—
Notes	1,287,971	2,270,586
	$2,358,790	$2,427,586
Total partners' deficit	$(682,078)	$(762,658)

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 SECOND QUARTER PRE-MERGER RESULTS FOR LEGACY COMPANIES
August 8, 2024

LEGACY (FORMER) CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(In thousands)

	Three months ended		Six months ended
	June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023
Net income (loss)	$55,553	$53,564	$(77,914)	$(80,982)
Interest expense	40,040	37,366	74,736	69,495
Interest income	(215)	(178)	(575)	(692)
Provision (benefit) for taxes	20,210	13,663	(12,206)	(10,427)
Depreciation and amortization	57,015	48,094	67,327	61,775
EBITDA	172,603	152,509	51,368	39,169
Loss on early debt extinguishment	5,911	—	5,911	—
Non-cash foreign currency loss (gain)	1,763	(10,837)	7,002	(7,134)
Non-cash equity compensation expense	9,135	2,567	14,419	7,620
Loss on impairment / retirement of fixed assets, net	4,121	7,125	6,735	10,761
Costs related to the Mergers (1)	11,128	—	21,275	—
Other (2)	803	15	1,574	(101)
Legacy Cedar Fair Adjusted EBITDA (3)	$205,464	$151,379	108,284	50,315
Legacy Cedar Fair Adjusted EBITDA Margin (4)	35.9%	30.2%	16.1%	8.6%

(1)    Consists of third-party legal and consulting transaction costs, as well as integration costs related to the Mergers. Integration costs incurred included third-party consulting costs, travel costs and contract termination costs. These costs are added back to net income (loss) to calculate Legacy Cedar Fair Adjusted EBITDA as defined in legacy Cedar Fair's current and prior credit agreements.

(2)    Consists of certain costs as defined in legacy Cedar Fair's current and prior credit agreements. These costs are added back to net income (loss) to calculate Legacy Cedar Fair Adjusted EBITDA and have included certain legal expenses, severance and related benefits and contract termination costs. This balance also includes unrealized gains and losses on short-term investments.

(3)    Legacy Cedar Fair Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in legacy Cedar Fair's current and prior credit agreements. Legacy Cedar Fair Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in the industry to evaluate operating performance on a consistent basis, as well as more easily compare results with those of other companies in the industry. Further, management believes Legacy Cedar Fair Adjusted EBITDA is a meaningful measure of park-level operating profitability and uses it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Legacy Cedar Fair Adjusted EBITDA is provided as a supplemental measure of legacy Cedar Fair's operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Legacy Cedar Fair Adjusted EBITDA may not be comparable to similarly titled measures of other companies, including Legacy Six Flags Adjusted EBITDA.

(4)    Legacy Cedar Fair Adjusted EBITDA Margin (Legacy Cedar Fair Adjusted EBITDA divided by net revenues) is not a measurement computed in accordance with GAAP and may not be comparable to similarly titled measures of other companies, including Legacy Six Flags Modified EBITDA Margin. Legacy Cedar Fair Adjusted EBITDA Margin is provided because the measure provides a meaningful metric of operating profitability.

Legacy Cedar Fair Adjusted EBITDA for the thirteen week period ended July 2, 2023 (i.e. the same-week prior period) was calculated as net income of $84 million plus interest expense of $37 million, provision for taxes of $14 million, depreciation and amortization expense of $53 million, non-cash foreign currency gain of $11 million, non-cash equity compensation expense of $3 million and loss on impairment / retirement of fixed assets of $7 million. Legacy Cedar Fair Adjusted EBITDA Margin for the thirteen week period ended July 2, 2023 was calculated as Legacy Cedar Fair Adjusted EBITDA of $187 million divided by net revenues of $557 million.

Legacy Cedar Fair Adjusted EBITDA for the six months ended July 2, 2023 (i.e. the same-week prior period) was calculated as a net loss of $53 million plus interest expense of $69 million, interest income of $1 million, benefit for taxes of $10 million, depreciation and amortization expense of $68 million, non-cash foreign currency gain of $6 million, non-cash equity compensation expense of $8 million, and loss on impairment / retirement of fixed assets of $11 million. Legacy Cedar Fair Adjusted EBITDA Margin for the six months ended July 2, 2023 was calculated as Legacy Cedar Fair Adjusted EBITDA of $86 million divided by net revenues of $656 million.

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 SECOND QUARTER PRE-MERGER RESULTS FOR LEGACY COMPANIES
August 8, 2024

LEGACY (FORMER) CEDAR FAIR, L.P.
CALCULATION OF NET DEBT
(In thousands)

June 30, 2024
Long-term debt, including current maturities	$2,358,790
Plus: Debt issuance costs and original issue discount	29,210
Less: Cash and cash equivalents	(52,858)
Legacy Cedar Fair Net Debt (1)	$2,335,142
(1)    Legacy Cedar Fair Net Debt is a non-GAAP financial measure used by investors to monitor leverage. The measure may not be comparable to similarly titled measures of other companies.

LEGACY (FORMER) CEDAR FAIR, L.P.
KEY OPERATIONAL MEASURES
(In thousands, except per capita and operating day amounts)

	Three months ended		Six months ended
	June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023
Attendance	8,635	7,397	9,984	8,456
In-park per capita spending (1)	$59.54	$61.46	$59.67	$61.84
Out-of-park revenues (1)	$73,228	$62,483	$96,493	$81,708
Operating days	789	736	906	897

(1)    In-park per capita spending is calculated as revenues generated within legacy Cedar Fair's amusement parks and separately gated outdoor water parks along with related parking revenues (in-park revenues), divided by total attendance. Out-of-park revenues are defined as revenues from resort, out-of-park food and retail locations, online transaction fees charged to customers, sponsorships and all other out-of-park operations. In-park revenues, in-park per capita spending and out-of-park revenues are non-GAAP measures. These metrics are used by management as major factors in significant operational decisions as they are primary drivers of financial and operational performance, measuring demand, pricing, and consumer behavior. In-park per capita spending differs from the similarly titled measures presented by legacy Six Flags, including total guest spending per capita, admissions revenue per capita and in-park spending per capita. A reconciliation of in-park revenues and out-of-park revenues to net revenues for the periods presented is as follows:

	Three months ended		Six months ended
(In thousands)	June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023
In-park revenues	$514,110	$454,551	$595,756	$522,854
Out-of-park revenues	73,228	62,483	96,493	81,708
Concessionaire remittance	(15,722)	(16,052)	(19,018)	(19,026)
Net revenues	$571,616	$500,982	$673,231	$585,536
On a same-week basis, concessionaire remittance totaled $17 million for the thirteen week period ended July 2, 2023 and totaled $21 million for the six month period ended July 2, 2023.

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 SECOND QUARTER PRE-MERGER RESULTS FOR LEGACY COMPANIES
August 8, 2024

LEGACY (FORMER) SIX FLAGS ENTERTAINMENT CORPORATION FINANCIAL RESULTS

LEGACY (FORMER) SIX FLAGS ENTERTAINMENT CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three Months Ended		Six Months Ended
	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Park admissions	$228,230	$238,963	$299,031	$315,266
Park food, merchandise and other	195,280	190,792	249,677	243,578
Sponsorship, international agreements and accommodations	14,983	13,952	23,076	27,053
Total revenues	438,493	443,707	571,784	585,897
Operating expenses (excluding depreciation and amortization shown separately below)	185,830	173,669	299,785	282,539
Selling, general and administrative expenses (excluding depreciation and amortization shown separately below) (1)	60,388	90,448	102,905	134,695
Costs of products sold	34,509	34,787	45,632	44,552
Depreciation and amortization	28,621	28,910	58,121	58,024
Loss on disposal of assets	6,446	2,550	7,840	4,985
Operating income	122,699	113,343	57,501	61,102
Interest expense, net	40,793	43,495	82,593	79,797
Loss on debt extinguishment	2,736	13,982	2,736	13,982
Other expense (income), net	5,714	(2,261)	4,674	(3,093)
Income (loss) before income taxes	73,456	58,127	(32,502)	(29,584)
Income tax expense (benefit)	14,830	13,807	(8,402)	(4,045)
Net income (loss)	$58,626	$44,320	$(24,100)	$(25,539)
Less: Net income attributable to noncontrolling interests	(24,499)	(23,766)	(24,499)	(23,766)
Net income (loss) attributable to Legacy (Former) Six Flags Entertainment Corporation	$34,127	$20,554	$(48,599)	$(49,305)
Net income (loss) margin (2)	7.8%	4.6%	(8.5)%	(8.4)%
(1)Includes stock-based compensation of $2,762 and $2,179 for the three-month periods ended June 30, 2024, and July 2, 2023, respectively, and stock-based compensation of $5,109 and $5,493 for the six-month periods ended June 30, 2024 and July 2, 2023.
(2)Net income (loss) margin is calculated as net income (loss) attributable to Legacy (Former) Six Flags Entertainment Corporation divided by total revenues.

LEGACY (FORMER) SIX FLAGS ENTERTAINMENT CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	June 30, 2024	July 2, 2023
Cash and cash equivalents	$441,241	$51,580
Total assets	$3,166,832	$2,713,593
Long-term debt, including current maturities
Short-term borrowings	$205,000	$169,000
Current portion of long-term debt	56,867	—
Long-term debt	2,489,596	2,183,325
	$2,751,463	$2,352,325
Total stockholders' deficit	$(1,077,326)	$(995,466)
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 SECOND QUARTER PRE-MERGER RESULTS FOR LEGACY COMPANIES
August 8, 2024

LEGACY (FORMER) SIX FLAGS ENTERTAINMENT CORPORATION
RECONCILIATION OF ADJUSTED EBITDA AND MODIFIED EBITDA MARGIN
(In thousands)

	Three Months Ended		Six Months Ended
	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Net income (loss)	$58,626	$44,320	$(24,100)	$(25,539)
Income tax expense (benefit)	14,830	13,807	(8,402)	(4,045)
Other expense (income), net	5,714	(2,261)	4,674	(3,093)
Loss on debt extinguishment	2,736	13,982	2,736	13,982
Interest expense, net	40,793	43,495	82,593	79,797
Loss on disposal of assets	6,446	2,550	7,840	4,985
Depreciation and amortization	28,621	28,910	58,121	58,024
Stock-based compensation	2,762	2,179	5,109	5,493
Merger-related transaction costs	1,486	—	7,047	—
Self-insurance reserve adjustment (1)	—	37,558	—	37,558
Modified EBITDA (2)	$162,014	$184,540	$135,618	$167,162
Third party interest in EBITDA of certain operations (3)	(24,499)	(23,766)	(24,499)	(23,766)
Legacy Six Flags Adjusted EBITDA (2)	$137,515	$160,774	$111,119	$143,396
Legacy Six Flags Modified EBITDA Margin (4)	36.9%	41.6%	23.7%	28.5%

(1)Amount relates to an adjustment to the self-insurance reserves resulting from a change in accounting estimate that increased the ultimate loss indications on both identified claims and incurred but not reported claims. This adjustment was excluded from reported Adjusted EBITDA because (i) the change in actuarial assumptions and related change in accounting estimate that gave rise to the adjustment is unusual and not expected to be recurring; (ii) excluding it provides more meaningful comparisons to historical results; and (iii) excluding it provides more meaningful comparisons to other companies in the industry.

(2)Modified EBITDA, a non-GAAP measure, is defined as consolidated income (loss) from continuing operations: excluding the following: the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, fresh start accounting valuation adjustments and other significant non-recurring items. Modified EBITDA, as defined herein, may differ from similarly titled measures presented by other companies. Legacy Six Flags management used non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. Modified EBITDA provides relevant and useful information for investors because it assists in comparing operating performance on a consistent basis, makes it easier to compare results with those of other companies in the industry as it most closely ties performance to that of competitors from a park-level perspective and allows investors to review performance in the same manner as legacy Six Flags management.

Legacy Six Flags Adjusted EBITDA, a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Modified EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Legacy Six Flags Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in the legacy Six Flags secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Legacy Six Flags Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies, including Legacy Cedar Fair Adjusted EBITDA. The legacy Six Flags board of directors and management used Legacy Six Flags Adjusted EBITDA to measure performance and management incentive compensation plans were based largely on Legacy Six Flags Adjusted EBITDA. Adjusted EBITDA is frequently used by sell-side analysts and most investors as their primary measure of performance in the evaluation of companies in the industry. In addition, the instruments governing legacy Six Flags indebtedness used Legacy Six Flags Adjusted EBITDA to measure compliance with certain covenants and, in certain circumstances, the ability to make certain borrowings.

(3)Represents interests of non-controlling interests in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.

(4)Legacy Six Flags Modified EBITDA Margin (Modified EBITDA divided by total revenues) is not a measurement computed in accordance with GAAP and may not be comparable to similarly titled measures of other companies, including Legacy Cedar Fair Adjusted EBITDA Margin. Legacy Six Flags Modified EBITDA Margin is provided because the measure provides a meaningful metric of operating profitability.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700